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                                                                  EXHIBIT 10.2.2

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is made and entered into as of the 29th day of August, 2006, by and between BioVex, Inc., a Delaware corporation with its principal place of business at 34 Commerce Way, Woburn, MA 01801 (the "Company"), and Philip Astley-Sparke, residing at 8 Amanda Lane, Weston, MA 02493 (the "Executive").

                                   WITNESSETH

          WHEREAS, the Company and Biovex Limited, a company registered in England and Wales with a registered office at 70 Milton Park, Abingdon, Oxford ("Biovex Ltd."), both are wholly-owned subsidiaries of Biovex Group, Inc. (the "Parent Company");

          WHEREAS, the Executive currently is serving as the President and Chief Financial Officer of the Parent Company and the President of the Company;

          WHEREAS, the Executive currently is a party to a service agreement dated July 10, 2000 (the "Service Agreement") entered into with Biovex Ltd., pursuant to which the Executive currently divides his time and efforts working and traveling between the United Kingdom and the United States; and

          WHEREAS, the Parties desire to enter into an employment agreement and to terminate the Service Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

     1. Certain Definitions. For purposes of this Agreement,

          1.1 "Board" shall mean the Board of Directors of the Parent Company from time to time or any person or any committee of the Board duly appointed by it;

          1.2 "Cause" shall mean:

               (a) a good faith finding by the Company that the Executive has:

                    (i) engaged in gross misconduct, willful and serious neglect of duty, material dishonesty, gross incompetence or gross negligence;

                    (ii) infringed any rules or regulations imposed by any regulatory or other external authority or professional body applicable to his employment or which regulate the performance of his duties, the Company's business or the listing of the shares or securities of the Company or any Group Company on a recognized investment exchange or failed to possess any qualification or meet any condition or requirement laid down by any such applicable regulatory authority or professional body or by any legislation or regulations;

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                    (iii) acted in a way which in the reasonable view of the
Board brought the Executive, the Company or any Group Company into material disrepute, whether or not such act was directly related to the affairs of the Company or any Group Company;

                    (iv) violated any rules of the Company relating to dealings with the shares of the Company or any Group Company and/or entered into any transaction which contravenes the insider dealing provisions of the Securities Exchange Act of 1934, as amended or any other applicable statute, rule, or regulation relating to dealings of shares;

               (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

               (c) any material breach of this Agreement by the Executive; or

               (d) the Executive becomes disqualified by any court, administrative agency, regulatory authority or professional body from acting as a director of the Company and/or any Group Company, or resigns from any office he holds as a director of the Company or any Group Company (other than upon the written request or written consent of the Company); or

               (e) the Company has entered into a definitive written agreement providing for the merger, consolidation, reorganization, recapitalization, or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions which has resulted or will result in the termination of this Agreement, and the Executive has rejected alternative employment by the Company or its successor on terms and conditions which are substantially similar in all material respects to the terms and conditions of this Agreement (as determined by the Board in its sole discretion).

          1.3 "Chairman" shall mean the Chairman of the Board of the Parent Company or its designee, as may be appointed from time to time.

          1.4 "Good Reason" shall mean a good faith determination by the Executive that there has occurred a material breach by the Company of any provision of the Agreement, including, without limitation, a material diminution in the Executive's position, authority or responsibilities or a material reduction in his salary or benefits, which breach continues for more than thirty
(30) business days following receipt by the Company of written notice from the Executive setting forth in reasonable detail the nature of such breach.

          1.5 "Group Company" shall mean each and every all company and/or corporation in any jurisdiction: (a) which from time to time is a parent company or subsidiary of the Company; (b) which from time to time is a parent company or subsidiary of Biovex Ltd.; or (c) over which the Company or Biovex Ltd. has voting control.

          1.6 "Prospective Customer" shall mean any person with whom the Company or any Group Company is in negotiations in relation to the sale or supply of goods and/or services by the Company or any Group Company or to whom the Company or any Group Company has submitted an offer relating to such sale or supply arrangement.


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     2. Term of Employment. The Company hereby agrees to employ the Executive on an at will basis, and the Executive hereby accepts such employment with the Company, upon the terms set forth in this Agreement, commencing on the date set forth above (the "Start Date").

     3. Title; Capacity; Duties. The Executive shall serve as the President of the Parent Company or in such other reasonably comparable position as the Board may determine from time to time.

          3.1 Location; Travel. The Executive's employment shall be based at the Company's headquarters in Woburn, MA, or such place(s) in the Commonwealth of Massachusetts or the United Kingdom as the Board shall determine. The Executive may be required from time to time to travel to and work from such places within or outside the United States for such periods as the Company may reasonably require for the proper and efficient performance of the Executive's duties; provided, however, that the Company shall provide the Executive with at least three (3) months' advance notice prior to a required relocation.

          3.2 Duties. The Executive agrees to:

               (a) act as a director of the Company and accept any other offices, appointments, or directorships in the Company or any Group Company and perform such other duties and exercise such other powers in relation to the business of the Parent Company, the Company, or any Group Company as may from time to time be reasonably assigned to him by the Board;

               (b) devote his entire business time, attention, energies and abilities to the business and interests of the Company and/or any Group Company;

               (c) faithfully and diligently perform his duties to the best of his ability, act in the best interests of the Company and any Group Company at all times and use his best efforts to promote and develop the best interests of the Company and any Group Company;

               (d) obey the reasonable and lawful directions of the Board at all times and comply with any lawful rules, regulations, instructions, personnel practices and policies and any changes therein that may be adopted by the Company from time to time;

               (e) keep the Board (or the board of directors of any other Group Company for whom the Executive is carrying out any duties) fully informed in a timely manner of any duties or activities the Executive undertakes on behalf of the Company or any Group Company in such form as the Board may reasonably require;

               (f) not obtain or accept, directly or indirectly, any discount, rebate, gift, commission, fees or other benefit from any third party in respect of any sale or purchase of goods or services by the Company or any Group Company;

               (g) carry out his duties and exercise his powers jointly with any other person appointed by the Board in its discretion to act jointly with the Executive; and


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               (h) comply with all applicable rules of law and all policies, codes, rules or regulations of the Company or any Group Company, including, but not limited to, all policies, codes, rules, or regulations relating to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any confidential information affecting the securities of the Company, any Group Company or any other company or corporation.

          3.3 Hours of Work. The Executive agrees to work such hours as may be necessary for the proper and efficient performance of his duties under this Agreement and in any event not less that the normal working hours of the Company, as may be established from time to time.

     4. Compensation and Benefits.

          4.1 Salary. The Company shall pay the Executive, in accordance with the Company's regular payroll practices, an annualized base salary of $252,865 for the one-year period commencing on the Start Date. This salary is paid with respect to all of the Executive's activities undertaken or performed on behalf of the Company and any Group Company. Such salary shall be subject to review and adjustment from time to time, as determined by the Board.

          4.2 Bonus. Subject to the terms, conditions and rules of any applicable bonus plan in force from time to time and the successful achievement by the Executive and by the Company of any targets, budgets or objectives determined by the Compensation Committee of the Company for each calendar year, the Executive shall be eligible for a discretionary bonus of up to 30% of his base annual salary for that year. The decision whether each target or objective has been successfully completed, whether to pay any bonus and, if so, the amount of any bonus to be paid, are matters within the sole discretion of the Company's Compensation Committee. The Executive agrees that the terms, conditions and rules applicable to the bonus plan may be varied from time to time in the absolute discretion of the Company and acknowledges that the targets and objectives are likely to vary from year to year. The fact that a bonus is paid in any one year shall be no guarantee that bonuses will be paid in any subsequent year. As the bonus is intended to incentivize the Executive to remain in the employment of the Company, the payment of any bonus is conditional on the Executive being employed by the Company on the day the bonus is paid.

          4.3 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its U.S. employees, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs. The terms and conditions relating to the benefits provided under each benefit plan are as set out in the relevant plans that the Company has in force at the applicable time, which may change from time to time during the term of this Agreement. Any descriptions of benefits provided by the Company (other than as stated in the applicable plans) are provided for guidance purposes only and do not constitute binding terms and conditions of employment. The Executive acknowledges that each benefit plan includes detailed terms and conditions relating to his entitlement to benefits under any given circumstances, the level of coverage and the cessation of the benefits. The Executive is advised to obtain and review a copy of the terms and conditions of each plan, which are available from the Company's Human Resources Department.


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               (a) 401(k) Plan. The Executive will be eligible to participate in a defined contribution plan now existing or hereafter established in accordance with Section 401(k) of the Internal Revenue Code for similarly situated employees employed in the United States (the "401(k) Plan"), to the extent that the Executive is or will be eligible under the provisions thereof. Pursuant to the 401(k) Plan, each pay period the Executive may contribute to the 401(k) Plan from his salary on a pre-tax basis, up to the maximum annual amount permitted by applicable law. Each year the Company will contribute a total of three percent (3%) of the Executive's base salary to the Executive's account.

               (b) Paid Time Off. The Company's paid time off schedule runs on a calendar year basis from April 1st to March 31st.

                    (i) Holidays. The Executive will be eligible for holiday pay for the holidays recognized by the Company in Massachusetts.

                    (ii) Vacation. The Executive shall be eligible for up to 25 days paid vacation per calendar year, accruing at a rate of 2.083 days per month that the Executive is employed during such year. For the calendar year(s) during which the Executive's employment commences or terminates, the Executive's entitlement to vacation pay will be calculated on a pro rata basis. All vacation time off must be authorized in advance by the Chief Executive Officer of the Parent Company and must be taken at times that are convenient to the Company, having due regard to the needs of the business of the Company or any relevant Group Company. The Executive may not, without the prior permission of the Board, carry forward any unused, accrued vacation days to the next calendar year. Vacation days are not transferable into cash while the Executive remains employed with the Company). On the termination of employment with the Company, the Company will pay the Executive any accrued, unused vacation days.

          4.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, provided the
Executive:

               (a) Complies with any expense policy of the Company in force from time to time;

               (b) Produces to the Company such receipts or other evidence of actual payment of the expenses concerned as the Company reasonably requires; and

               (c) Submits all expense claims for any such expenses within three
(3) months of incurring the expenditure.

          4.5 Withholdings. All salary, bonus and other compensation payable to the Executive shall be subject to applicable taxes and withholdings. Without prejudice to any other rights available to the Company, the Executive consents to the Company deducting from any sums due to him, such sums representing the amount of any outstanding loans or advances made to the Executive by the Company, any overpayment of salary or expenses, and any payment made to the Executive by mistake or through misrepresentation. The Executive agrees to timely


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execute and convey all documentation necessary to authorize the Company to deduct any sums due pursuant to this Section 4.5.

     5. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

          5.1 At the election of either Party, immediately upon written notice to the other.

          5.2 At the election of the Executive for Good Reason.

          5.3 At the election of the Company for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which termination is based.

          5.4 Upon the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive with reasonable accommodation as may be required by state or federal law, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 365-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, and the determination as to disability by at least two of the three physicians shall be binding on all Parties.

     6. Effect of Termination of Employment.

          6.1 Termination for Cause or by the Executive without Good Reason. In the event the Executive's employment is terminated by the Company for Cause pursuant to Section 5.3 or by the Executive without Good Reason pursuant to
Section 5.1, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 4 through the last calendar day of his actual employment by the Company.

          6.2 Termination Without Cause or for Good Reason. In the event the Executive's employment is terminated by the Company without Cause pursuant to
Section 5.1 or by the Executive for Good Reason pursuant to Section 5.2, the Company shall pay to the Executive a lump sum payment equal to 12-months of the Executive's base salary, as then in effect (the "Severance Pay"), subject to the Executive's execution and non-revocation of a severance agreement and release drafted by the Company. For the avoidance of doubt, the Severance Pay shall not include any commissions, paid time off, incentives, car allowance, 401(k) contributions, bonuses, or other benefit provided to the Executive during his employment.

          6.3 Termination for Death or Disability. In the event the Executive's employment is terminated by death or because of disability pursuant to Section 5.4, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation that would otherwise be payable to the Executive for thirty (30) calendar days after the termination of his employment because of death or disability.


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          6.4 Certain Post-Termination Obligations. The Executive agrees that upon the termination of his employment with the Company for any reason:

               (a) The Executive shall resign or be considered to have resigned from all offices he then holds in the Company and/or any Group Company;

               (b) The Executive will no longer represent himself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company) or carry on, cause or permit to be carried on any business under or using any name, trademark, trade dress, service mark, style, logo or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Company, is calculated to cause confusion with such a name, trademark, trade dress, service mark, style, logo or image or infer a connection with the Company or any Group Company; and

               (c) The Executive shall transfer to the Company (or its designee) any nominee shares or other interests which the Executive then holds on behalf of or in trust for the Company or any Group Company.

               (d) The Executive agrees to sign all papers and take any other actions as may be necessary to effect his termination of employment from the Company or any Group Company in accordance with this Section 6.4. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the Chairman (or its designee) shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the Chairman (or its designee) as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to effectuate the provisions of this Section 6.4.

     7. Non-Competition and Non-Solicitation.

               (a) During the Executive's employment for the Company and for a period of one (1) year after the termination thereof for any reason, the Executive will not, without the prior written permission of the Board, in the geographical areas that the Company or any Group Company does business or has done business at the time of the Executive's separation from employment, directly or indirectly:

                    (i) engage in any business or enterprise (whether as owner, partner, officer, director, executive, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company) that is competitive with the Company's and any Group Company's business, including, but not limited to, any business or enterprise that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any Group Company while the Executive was employed by the Company; or

                    (ii) either alone or in association with others: (A) solicit, recruit, induce, attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, or attempt to solicit, recruit or


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induce any director, officer, president, or vice president of the Company to leave the employ of the Company; or (B) solicit, recruit, induce, attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any other employee who was employed by the Company at any time during the Executive's employment for the Company in a managerial, technical, engineering, sales, marketing, research and/or development capacity; provided, however, that this subsection 7(a)(ii)(B) shall not apply to any individual whose employment or engagement with the Company has been terminated for a period of six (6) months or longer; and/or

                    (iii) either alone or in association with others, solicit, divert, take away, or adversely affect the relationship that the Company has with, or attempt to solicit, divert, take away, or adversely affect the relationship that the Company has with, or permit any organization directly or indirectly controlled by the Executive to solicit, divert, take away, or adversely affect the relationship that the Company has with, or attempt to solicit, divert, take away, or adversely affect the relationship that the Company has with, the business or patronage of any of the clients, customers, accounts or suppliers, or prospective clients, customers, accounts or suppliers, of the Company, which were contacted, solicited, served, or retained by the Company at any time during the Employment Period.

               (b) The provisions of this Section 7 shall apply to the Company, Biovex Ltd., and any current or future Group Company. The Company, Biovex Ltd., and any Group Company will be entitled to seek the protection of and enforce each of the restrictions in this Section 7 directly against the Executive.

               (c) The Executive agrees that if the Executive violates the provisions of Section 7, the Executive shall continue to be bound by the restrictions set forth in this Section 7 until a period of one (1) year has expired without any violation of such provisions.

               (d) If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     8. Proprietary Information and Developments.

          8.1 Proprietary Information.

               (a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's or any Group Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without prior written approval from the Board, either during or after


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

his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive. By way of illustration, but not limitation, Proprietary Information includes:

                    (i) corporate, marketing, product development and business development strategies and plans;

                    (ii) budgets, management accounts, bank account details and other confidential financial data;

                    (iii) business, sales and marketing methods;

                    (iv) details, designs, know-how, technical data, techniques, processes and specifications of or relating to any products and services being sold, provided, manufactured, distributed, researched or developed, including all: research and development reports and data; genetic data; databases; chemical formulae; information relating to pre-clinical or clinical trials; medical records; proprietary vaccines; vaccines; pharmaccines; anti-viral therapies; disease inhibitors; proprietary bioinformatics; proprietary elements or compounds (whether organic or inorganic); methods of manufacture; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages or viruses; host organism including bacteria, fungi, algae and protozoa; hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression system; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biologic material or micro-organism; multi-cellular plants; data for the derivation of molecular structures including NMR spectra, X Ray diffraction patterns, and other primary experimental information, assignments and other calculations, required for determination of the structure, and co-ordinates of the derived molecular structure; and any intellectual property rights;

                    (v) computer technology; computer programs; software applications and systems; information relating to proprietary hardware or software (including updates); source and object code to proprietary software; confidential algorithms developed or used for such proprietary software; and software and technical information necessary for the development, maintenance or operation of any websites and the source and object code of each website;

                    (vi) details of the salaries, remuneration, fees, bonuses, commissions and other employment terms applicable to employees, officers and consultants;

                    (vii) the names, addresses and contact details of any customers, any Prospective Customers, suppliers, advisers, distributors, agents and other business partners, customer lists in whatever medium this information is stored and the requirements of those customers or the potential requirements of Prospective Customers for any products or services;

                    (viii) the terms and conditions of business with customers, suppliers, advisers, distributors, agents and other business partners, including any pricing policy, discount policy or credit policy adopted and the terms of any partnership, joint venture or other form of commercial cooperation or agreement with any third party;

                    (ix) claims or litigation threatened against the Company;
and

                    (x) any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

               (b) The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, methods, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, as well as any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer hardware, software or equipment, and all property of whatever nature in his possession or control which belongs to the Company or any Group Company (collectively, "Company Property") shall be and are the exclusive property of the Company and are to be used by the Executive only in the performance of his duties for the Company.

               (c) Return of Company Property.

                    (i) All materials or copies of Company Property in the custody or possession of the Executive shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery (which shall be accompanied by a written statement confirming that the Executive has complied with the obligations set forth in this Section 8.1(c)(i)), the Executive shall not retain any such materials or copies thereof or any such tangible property.

                    (ii) If, on the termination of the Executive's employment, the Executive has any Proprietary Information and/or Company Property relating to the Company or any Group Company or work the Executive has carried out for the Company or any Group Company which is stored on a device (including, but not limited to, any personal computer, laptop computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) that the Executive is under no obligation to return pursuant to the preceding Section, the Executive agrees to disclose this fact to the Company immediately upon the termination of his employment and agrees to provide the Company with immediate access to the relevant device(s) so that the Company may download the information and/or supervise its deletion from the device concerned. The Executive will, at the Company's request, furnish the Company with a written statement confirming that he has complied with his duty of disclosure to the Company under this Section 8.1(c)(ii).

               (d) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in subsections (a) and
(b) above, and his obligation to return materials and tangible property set forth in subsection (c) above, also extend to such types of information, materials and tangible property of customers of the Company or


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suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

          8.2 Developments.

               (a) The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, copyrightable materials, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

               (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection
(b) shall not apply to Developments that do not relate to any business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this subsection (b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

               (c) The Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the Chairman (or its designee) shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the Chairman (or its designee) as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

          8.3 United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company


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regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions that are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

          8.4 Equitable Remedies. The restrictions contained in Sections 7 and 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of Sections 7 and/or 8 will cause the Company irreparable harm. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of Sections 7 and 8 without posting a bond and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

          8.5 Other Agreements. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Executive further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees, customers or suppliers is listed on Schedule A attached hereto.

     9. Survival. The provisions of Sections 7 and 8 shall survive the termination of this Agreement for any reason. The Executive agrees that any change or changes in the Executive's employment duties, responsibilities, or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

     10. Notices Regarding Future Employments. The Executive agrees that if he receives an offer of employment, consultancy, directorship or other office or partnership during the effectiveness of the Executive's continuing obligations set forth in Sections 7 and 8 above, he will prior to acceptance of an offer:

          10.1 Notify the party making the offer of Section 7, and the restrictions on the Executive's use and disclosure of confidential information and the provisions dealing with developments pursuant to Section 8; and

          10.2 Notify the Company of the offer, including a description of the nature of the duties and responsibilities involved.

     11. Security; Privacy.

          11.1 All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company's information technology ("IT") or communications systems or Company property are treated by the Company as work related and the Company's IT systems and network are provided for the Executive's use in undertaking his duties. The Executive agrees that the Company may intercept, record and monitor all such communications made by the Executive and his use of the Company's IT systems and network without further notice. Accordingly, the Executive should have no expectation of privacy with regard to any such communications. Private matters should be conducted by the Executive outside of his working hours, away from the Company's premises and without use of the Company's communications and IT hardware, software, systems and/or networks.

          11.2 The Executive recognizes that the Company's interception, recording and monitoring of communications is intended to protect the Company's business interests, including, without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company's confidential information and other legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements

          11.3 The Executive agrees that intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against the Executive.

     12. Notices. Any notice the Executive is required to give under this Agreement must be hand delivered to the Chairman (or its designee) at the Company's principal executive office from time to time. Any notice the Company is required to give the Executive will be hand delivered to the Executive or sent by registered or certified mail, return receipt requested, postage prepaid to the Executive's last home address of record. These notices will be deemed to have been given on the date of receipt if hand delivered and, if posted, on the day on which the letter would be delivered in the ordinary course of recorded delivery post. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.

     13. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement including, without limitation, the Service Agreement, all of which shall be deemed to have been terminated by mutual consent as of the date this Agreement comes into force and without giving rise to claims against the Company or any Group Company. The Executive hereby acknowledges and warrants that this Agreement states the entire agreement between the parties in relation to his terms of employment, that there are no agreements or arrangements, whether written or oral or implied, between the Company or any Group Company and the Executive relating to his employment by the Company other than those expressly set out in this Agreement, and that he is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement. Nothing in this paragraph, however, shall modify, cancel or supersede the Executive's obligations referenced in Sections 7 and 8 herein, or any other provisions of this Agreement which are expressed to operate or have effect or are capable of operation or effect after the termination of the Executive's employment.

     15. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement. For the avoidance of doubt, the Parties agree that the laws of the United Kingdom and/or the European Union shall not apply to any matter relating to this Agreement, including, without limitation, the Executive's employment by the Company.

     17. Successors and Assigns; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him; and provided, further, that nothing in this contract shall confer or purport to confer on a third party (other than any Group Company) any benefit or any right to enforce a term of this contract.

     18. Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     19. Miscellaneous.

          19.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

          19.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          19.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        BIOVEX GROUP, INC.


                                        By: /s/ G.W. Beynon
                                            ------------------------------------
                                        Title: C.E.O.


                                        EXECUTIVE


                                        /s/ P. Astley-Sparke
                                        ----------------------------------------
                                        Philip Astley-Sparke

                                   SCHEDULE A